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                                                         Exhibit: 10(ggg)
                                                         Business Loan Agreement
[Bank of America Logo]
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This Agreement dated as of December 22, 1998 is between Bank of America
National Trust and Savings Association (the "Bank") and Cerprobe Corporation (the "Borrower").


1.   LINE OF CREDIT AMOUNT AND TERMS

1.1  Line of Credit Amount.

(a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Commitment") is Ten Million and no/100 Dollars ($10,000,000.00).

(b) This is a revolving line of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

(c) The Borrower agrees not to permit the outstanding principal balance of the line of credit to exceed the Commitment.

1.2 Availability Period. The line of credit is available between the date of this Agreement and June 30, 2000 (the "Expiration Date") unless the Borrower is in default.

1.3  Interest Rate.

(a) Unless the Borrower elects an optional interest rate as described below, the interest rate is the Reference Rate.

(b) The "Reference Rate" is the rate of interest publicly announced from time to time by the Bank in San Francisco, California, as its Reference Rate. The Reference Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Reference Rate.

1.4  Repayment Terms.

(a) The Borrower will pay interest on January 1, 1998 and on the 1st day of each month thereafter until payment in full of any principal outstanding under this line of credit.

(b) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date.

(c) Any amount bearing interest at an optional interest rate (as described below) may be repaid at the end of the applicable interest period, which shall be no later than the Expiration Date.

1.5 Optional Interest Rates. Instead of the interest rate based on the Reference Rate, the Borrower may elect to have all or portions of the line of credit (during the availability period) bear interest at the rate(s) described below in Sections 1.6 and 1.7 during an interest period agreed to by the Bank and the Borrower. Each interest rate is a rate per year. Interest will be paid on the last day of each interest period, and on the first day of each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrower has designated another optional interest rate for the portion.

1.6 Offshore Rate. The Borrower may elect to have all or portions of the principal balance of the line of credit or of the Term Loan (as defined below) bear interest at the Offshore Rate plus 1.50 percentage points.

Designation of an Offshore Rate portion is subject to the following requirements:

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(a)  The interest period during which the Offshore Rate will be in effect will be one year or less. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

(b) Each Offshore Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000) for interest periods of 30 days or longer. For shorter maturities, each Offshore Rate portion will be for an amount which, when multiplied by the number of days in the applicable interest period, is not less than fifteen million (15,000,000) dollar-days. As an example of the foregoing, if the Borrower were to request an Offshore Rate portion for a period of 20 days, the amount of such Offshore Rate portion would have to be at least $750,000 (20 days times $750,000 equals 15,000,000 dollar-days).

(c) The "Offshore Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

     Offshore Rate =    Grand Cayman Rate
                      -----------------------------
                        (1.00 - Reserve Percentage)


     Where,

     (i) "Grand Cayman Rate" means the interest rate (rounded upward to the nearest 1/16th of one percent) at which the Bank's Grand Cayman Branch, Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank markets.

     (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(d) The Borrower may not elect an Offshore Rate with respect to any portion of the principal balance of the line of credit or of the Term Loan which is scheduled to be repaid before the last day of the applicable interest period.

(e) Any portion of the principal balance of the line of credit or the Term Loan already bearing interest at the Offshore Rate will not be converted to a different rate during its interest period.

(f) Each prepayment of an Offshore Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid; and a prepayment fee equal to the amount (if any) by which:

     (i) the additional interest which would have been payable, at the Offshore Rate, on the amount prepaid had it not been paid until the last day of the interest period, exceeds

     (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the offshore dollar market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion, plus interest on such portion from the date of prepayment to the last day of the interest period for such portion at the rate of 1.50% per annum.

(g) The Bank will have no obligation to accept an election for an Offshore Rate portion if any of the following described events has occurred and is continuing:

     (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of an Offshore Rate portion are not available in the offshore Dollar inter-bank markets; or

     (ii) the Offshore Rate does not accurately reflect the cost of an Offshore Rate portion.

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1.7  LIBOR RATE. The Borrower may elect to have all or portions of the principal balance of the line of credit or of the Term Loan bear interest at the LIBOR Rate plus 1.50 percentage points. Designation of a LIBOR Rate portion is subject to the following requirements:

(a) The interest period during which the LIBOR Rate will be in effect will be one year or less. The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

(b) Each LIBOR Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000) for interest periods of one month or longer. For shorter maturities, each LIBOR Rate portion will be for an amount which, when multiplied by the number of days in the applicable interest period, is not less than fifteen million (15,000,000) dollar-days. As an example of the foregoing, if the Borrower were to request a LIBOR Rate portion for a period of 20 days, the amount of such LIBOR Rate portion would have to be at least $750,000 (20 days times $750,000 equals 15,000,000 dollar-days).

(c) The "LIBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                            London Inter-Bank Offered Rate
               LIBOR Rate = ------------------------------
                            (1.00 - Reserve Percentage)

     Where,

     (i) "London Inter-Bank Offered Rate" means the interest rate at which the Bank's London Branch, London, Great Britain, would offer U.S. dollar deposits for the applicable interest period to other major banks in the London inter-bank market at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period. A "London Banking Day" is a day on which the Bank's London Branch is open for business and dealing in offshore dollars.

     (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in the Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(d) The Borrower shall irrevocably request a LIBOR Rate portion no later than 9:00 a.m. Phoenix time three (3) banking days before the commencement of the interest period.

(e) The Borrower may not elect a LIBOR Rate with respect to any portion of the principal balance of the line of credit or the Term Loan which is scheduled to be repaid before the last day of the applicable interest period.

(f) Any portion of the principal balance of the line of credit already bearing interest at the LIBOR Rate will not be converted to a different rate during its interest period.

(g) Each prepayment of a LIBOR Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A "prepayment", for the purposes of this section, is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement. The prepayment fee shall be equal to the amount (if any) by which:

     (i) the additional interest which would have been payable, at the LIBOR Rate, during the interest period on the amount prepaid had it not been prepaid, exceeds

     (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank, for a period starting on the date on which it was


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          prepaid and ending on the last day of the interest period for such portion, plus interest on such portion from the date of prepayment to the last day of the interest period for such portion at the rate of 1.50% per annum.

(h) The Bank will have no obligation to accept an election for a LIBOR Rate portion if any of the following described events has occurred and is continuing:

    (i) Dollar deposits in the principal amount, and for periods equal to the interest period of a LIBOR Rate portion are not available in the London inter-bank market; or

    (ii) the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate portion.

1.8 GUARANTY OF OBLIGATIONS. The obligations of the Borrower to the Bank shall at all times by guarantied by CompuRoute, Inc. and SVTR, Inc. ("SVTR") and each other wholly-owned subsidiary of the Borrower which is organized under the laws of a jurisdiction in the United States of America (each a "Wholly-Owned
Domestic Subsidiary"; CompuRoute, Inc. and SVTR, Inc., together with all Wholly-Owned Domestic Subsidiaries and any other person or entity who may now or hereafter guarantee any portion of the obligations of the Borrower under this Agreement, are referred to herein collectively as the "Guarantors", and each individually as a "Guarantor") on the Bank's standard form in an amount as may be reasonably acceptable to the Bank. The obligations of the Borrower to the Bank shall, at all times, also be guarantied by each entity which is presently or later becomes a Wholly-Owned Domestic Subsidiary of the Borrower, pursuant to a payment guaranty in form and substance reasonably satisfactory to the Bank, which payment guaranty shall be executed within 15 days of the time any such entity becomes a Wholly-Owned Domestic Subsidiary.

2.    TERM LOAN AMOUNT AND TERMS

2.1 THE TERM LOAN. The Bank agrees to make a term loan (the "Term Loan") to the Borrower, in a single disbursement, to be made on or before February 28, 1999, in an amount not exceeding Three Million and no/100 Dollars ($3,000,000.00), as requested by the Borrower (the actual amount of such disbursement is referred to herein as the "Disbursement Amount"). The proceeds of the Term Loan shall be used by the Borrower solely for the purchase of computer equipment, software, and associated consulting fees, or to finance equipment already purchased by the Borrower, or to reimburse the Borrower for the cost of the Borrower's prior purchase of computer equipment, software, and associated consulting fees.

2.2 INTEREST RATE. The outstanding principal balance of the Term Loan shall bear interest at the Reference Rate, unless the Borrower has elected to have all or a portion of the outstanding balance of the Term Loan bear interest at the Long Term Rate (defined below), the Average Life Treasuries Rate (defined below), the LIBOR Rate plus 1.50% per annum (the "Term Loan LIBOR Rate"), or the Offshore Rate plus 1.50% per annum (the "Term Loan Offshore Rate"; each of the Long Term Rate, Average Life Treasuries Rate, the Term Loan Offshore Rate, and the Term Loan LIBOR Rate is referred to herein as an "Term Loan Optional Rate"; a portion of the Term Loan bearing interest at a Term Loan Optional Rate is referred to herein as a "Term Loan Optional Rate Portion") for all or portions of the outstanding principal balance of the Term Loan in accordance with the provisions of Sections 1.6, 1.7, and 2.3 of this Agreement. No interest period for a portion of the Term Loan Optional Rate Portion may extend beyond the Term Loan Maturity Date (defined below). At the end of any interest period for a Term Loan Optional Rate Portion, the interest rate for that Term Loan Optional Rate Portion will revert to the Reference Rate, unless the Borrower has elected another Term Loan Optional Rate in accordance with the terms of this Agreement.

2.3 LONG TERM RATE. The Borrower may elect to have all or portions of the principal balance of the Term Loan bear interest at the Long Term Rate, subject to the following requirements (each such portion bearing interest at a Long Term Rate is referred to herein as a "Long Term Rate Portion"):

     (a) The interest period for a Long Term Rate Portion will be one year or more, as elected by the Borrower.

     (b) The "Long Term Rate" means the fixed interest rate the Bank and the Borrower agree will apply to a Long Term Rate Portion during the applicable interest period, as provided in this Section 2.3.

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(c)  Each Long Term Rate Portion will be for an amount not less than One Hundred
     Thousand Dollars ($100,000).

(d) No Long Term Rate Portion may be converted to a different Long Term Rate Portion or another Term Loan Optional Rate Portion during its Long Term Rate interest period.

(e) The Borrower may prepay a Long Term Rate Portion in whole or in part in the minimum amount of One Hundred Thousand Dollars ($100,000). The Borrower will give the Bank irrevocable written notice of the Borrower's intention to make the prepayment, specifying the date and amount of the prepayment. The notice must be received by the Bank at least 5 banking days in advance of the prepayment. All prepayments of principal on a Long Term Rate Portion will be applied on the most remote principal installments of that Long Term Rate Portion which are then unpaid.

(f) Each prepayment of a Long Term Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by payment of all accrued interest on the amount of the prepayment and the Prepayment Fee described below.

(g) The "Prepayment Fee" will be the sum (over each Prepaid Installment related to such prepayment) of the amounts calculated below, where the amount calculated below is for a single Prepaid Installment, as follows:

     (i) The Bank will first determine the amount of interest which would have accrued each month for the Prepaid Installment had it remained outstanding until the applicable Original Payment Date, using the Long Term Rate in effect for the Long Term Rate Portion being prepaid;

     (ii) The Bank will then subtract from each monthly interest amount determined in (i), above, the amount of interest which would accrue for that Prepaid Installment if it were reinvested the entire applicable interest period, using the Long Term Rate which the Bank would quote to the Borrower if the Borrower had requested a Long Term Rate portion in the amount of such Prepaid Installment for the period from the date of prepayment to the Original Payment Date (or, in the event that the Bank would not offer a Long Term Rate for the period from the date of prepayment to the Original Payment Date, such other rate as the Bank would quote as a fixed rate for such period, as determined by the Bank in its reasonable discretion).

     (iii) If (i) minus (ii) for the Prepaid Installment is greater than zero, the Bank will discount the monthly differences to the date of prepayment by the rate used in (ii) above. The sum of the discounted monthly differences is the Prepayment Fee for that Prepaid Installment.

(h) The following terms have the meanings given to them below for the purposes of this Section 1.4:

"Applicable Interest Period" means the interest period in effect for the Long Term Rate Portion which is being prepaid.

"Money Market" means the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank.

"Money Market Rate" means the fixed interest rate per annum which the Bank determines could be obtained by reinvesting a specified Prepaid Installment in the Money Market from the date of prepayment through the Original Payment Date.

"Original Payment Dates" mean, collectively and, as applicable, to any amount prepaid, (1) the dates on which payments are due under Section 2.5 of this Agreement, and (2) the last day of the applicable interest period. If a portion of the outstanding principal of the Term Loan would have been paid later than the end of the applicable interest period in effect at the time of such prepayment, then the Original Payment Date for that portion will be the last day of the applicable interest period.

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     "Prepaid Installment" means the amount of the prepayment which would have been paid on a single Original Payment Date.

The Bank may adjust the Money Market Rate to reflect the compounding, accrual basis, or other related costs. Each of the rates shall be the Bank's estimate only and the Bank is under no obligation actually to reinvest any prepayment. The rates will be based on information from either the Telerate or Reuters information services. The Wall Street Journal, or other information sources the Bank deems reasonably appropriate.

     2.4 AVERAGE LIFE TREASURIES RATE. The Borrower may elect to have all or portions of the outstanding principal balance of the Term Loan bear interest at the Average Life Treasuries Rate (each portion which the Borrowers so elect is referred to herein as a "Average Life Treasuries Rate Portion"), subject to the following requirements:

          (a) The interest period during which the Average Life Treasuries Rate will be in effect with respect to an Average Life Treasuries Rate Portion will be three months, six months, one year, or two years, as requested by the Borrower and agreed to by the Bank, but shall not extend beyond the Term Loan Maturity Date. The interest period must begin on or after the last day of the availability period specified above.

          (b) The "Average Life Treasuries Rate" is, at a time, the sum of (a) 1.85% per annum and (b) the weekly average yield on United States Treasury Securities Constant Maturities Series issued by the United States Government for a term corresponding to the term of the requested interest period, as most recently published by the Board of Governors of the Federal Reserve System and Federal Reserve Statistical Release H.15(519) (or any similar or successor publication selected by the Bank).

          (c) Each Average Life Treasuries Rate Portion will be for an amount not less than One Hundred Thousand Dollars ($100,000).

          (d) Any portion of the outstanding principal balance of the Term Loan already bearing interest at a Term Loan Optional Rate will not be converted to a different rate during its interest period.

          (e) The Borrower may prepay an Average Life Treasuries Rate Portion in whole or in part, but in a minimum amount of One Hundred Thousand and No/100 Dollars ($100,000.00). The Borrower will give the Bank irrevocable written notice of the Borrower's intention to make the prepayment, specifying the date and amount of the prepayment. The notice must be received by the Bank at least 5 banking days in advance of the prepayment. All prepayments of principal on an Average Life Treasuries Rate Portion will be applied to the most remote principal installment or installments then unpaid.

          (f) Each prepayment of an Average Life Treasuries Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by payment of all accrued interest on the amount of the prepayment and the prepayment fee (the "ALT Prepayment Fee") described below.

          (g) The "ALT Prepayment Fee" will be the sum (over each ALT Prepaid Installment related to such prepayment) of the amounts calculated below, where the amount calculated below is for a single ALT Prepaid Installment, as follows:

               (i) The Bank will first determine the amount of interest which would have accrued each month for the ALT Prepaid Installment had it remained outstanding until the applicable ALT Original Payment Date, using the Average Life Treasuries Rate in effect for the Average Life Treasuries Rate Portion being prepaid;

               (ii) The Bank will then subtract from each monthly interest amount determined in (i), above, the amount of interest which would accrue for that ALT Prepaid Installment if it were reinvested the entire applicable interest period at the Average Life Treasuries Rate in effect at the time of prepayment.

               (iii) If (i) minus (ii) for the ALT Prepaid Installment is greater than zero, the Bank will discount the monthly differences to the date of prepayment by the rate used in
                      (ii) above.


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                    The sum of the discounted monthly differences is the ALT
                    Prepayment Fee for that ALT Prepaid Installment.

          (h) The following definitions will also apply to the calculation of the ALT Prepayment Fee:

     "ALT Original Payment Date" mean, with respect to an ALT Prepaid Installment, the date on which principal of the related Average Life Treasuries Rate Portion would have been paid if there had been no prepayment. If a portion of the principal would have been paid later than the end of the interest period in effect at the time of prepayment, then the ALT Original Payment Date for that portion will be the last day of the interest period.

     "ALT Prepaid Installment" means the amount of the prepaid principal of an Average Life Treasuries Rate Portion which would have been paid on a single ALT Original Payment Date.

2.5 REPAYMENT TERMS. The Borrower will pay all accrued but unpaid interest on the first day of each month, beginning on the first such day to occur after disbursement of the proceeds of the Term Loan, and upon payment in full of the principal of the Term Loan. The Borrower will repay principal in successive monthly installments, due and payable on the first day of each month, beginning on the first such day to occur after disbursement of the proceeds of the Term Loan (such day is referred to herein as the "First Principal Payment Date"). Each such monthly principal installment shall be in the amount of $83,333.34 multiplied by the Disbursement Ratio. As used in this Agreement, "Disbursement Ratio" means the Disbursement Amount divided by $3,000,000. All payments hereunder shall be applied first to accrued and unpaid interest, and then to principal. On the date which is the earlier of (a) the date which is 35 months after the First Principal Payment Date, and (b) April 30, 2002 (the earlier of such dates is referred to herein as the "Term Loan Maturity Date"), all accrued and unpaid interest and all remaining principal shall then be due and payable in full.

2.6       PREPAYMENTS.

          (a) The Borrower may prepay the Term Loan in full or in part at any time, provided, however, that any partial prepayment shall be in an amount not less than One Hundred Thousand Dollars ($100,000). The Borrower will give the Bank irrevocable written notice of the Borrower's intention to make the prepayment, specifying the date and amount of the prepayment. The notice must be received by the Bank at least 5 banking days in advance of the prepayment. The prepayment will be applied to the most remote installment of principal due under this Agreement.

          (b) Each prepayment of a Term Loan Optional Rate Portion, whether voluntary, by reason of acceleration or otherwise, which occurs on a date which is not the end of the interest period for such Term Loan Optional Rate Portion will be accompanied by the amount of accrued interest on the amount prepaid, and the Prepayment Fee, ALT Prepayment Fee, or other prepayment fee or premium described in Sections 1.6, 1.7, 2.3, and 2.4 of this Agreement.

2.7 COLLATERAL FOR THE TERM LOAN. The Borrower's obligations to the Bank with respect to the Term Loan shall be secured, at all times, by a first priority security interest in favor of the Bank on the equipment purchased with the proceeds of the Term Loan and on the equipment financed by the Bank with proceeds of the Term Loan. Prior to the disbursement of the proceeds of the Term Loan, and as a condition precedent to the Bank's obligation to make the Term Loan, the Borrower shall execute and deliver to the Bank a security agreement, in the form attached as Exhibit A hereto, granting to the Bank a security interest in the equipment purchased or to be purchased with the proceeds of the Term Loan, and shall execute such other documents and instruments as the Bank may reasonably require in order to perfect the Bank's security interest in such equipment. Also, as a condition precedent to the Bank's obligation to make the Term Loan, prior to the disbursement of the Term Loan, the Borrower shall furnish the Bank with all receipts and invoices related to the purchase of computer equipment and software and the payment of the related consulting fees associated with such purchase.

3.        FEES

3.1 UNUSED COMMITMENT FEE. Subject to the termination of this Agreement by the Borrower pursuant to the provisions of section 10.13 below, the Borrower agrees to pay a fee on any difference between the Commitment

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and the amount of credit it actually uses, determined by the weighted average loan balance maintained during the specified period. The fee will be calculated at 1/8% per year. This fee is due on January 1, 1999, and on the first day of each following quarter, until the expiration of the availability period.

3.2 REIMBURSEMENT COSTS. The Borrower agrees to reimburse the Bank for any reasonable expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.

4.        DISBURSEMENTS, PAYMENTS AND COSTS

4.1 REQUESTS FOR CREDIT. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

4.2 DISBURSEMENTS AND PAYMENTS. Each disbursement by the Bank and each payment by the Borrower will be:

(a) made at the Bank's branch (or other location) selected by the Bank from time to time;

(b) made for the account of the Bank's branch selected by the Bank from time to time;

(c) made in immediately available funds, or such other type of funds selected by the Bank;

(d) evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

4.3       TELEPHONE AND TELEFAX AUTHORIZATION.

(a) The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates given by any one of the individual signer(s) of this Agreement or a person or persons authorized in writing by any one of the signer(s) of this Agreement.

(b) Advances will be deposited in and repayments will be withdrawn from the Borrower's account number 252-352-661, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

(c) The Borrower indemnifies and excuses the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions it reasonably believes are made by any individual authorized by the Borrower to give such instructions, provided, however, that this indemnification shall not extend to the gross negligence or willful misconduct of the Bank. This indemnity and excuse will survive this Agreement's termination.

4.4       DIRECT DEBIT.

(a) The Borrower agrees that interest and principal payments and any fees will be deducted automatically on the due date from Borrower's account number 252-352-661, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower (the "Designated Account").

(b) The Bank will debit the account on the dates the payments become due. If a due date does not fall on a banking day, the Bank will debit the account on the first banking day following the due date.

(c) The Borrower will maintain sufficient funds in the account on the dates the Bank enters debits authorized by this Agreement. If there are insufficient funds in the account on the date the Bank enters any debt authorized by this Agreement, the debit will be reversed.

(d) The Borrower may terminate this direct debit arrangement at any time by sending written notice to the Bank at the address specified at the end of this Agreement.

4.5 BANKING DAYS. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in Arizona. For amounts bearing interest at the

Offshore Rate or the LIBOR Rate (if any), a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California and is dealing in offshore dollars. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

4.6 TAXES. The Borrower will not deduct any taxes from any payments it makes to the Bank. If any government authority imposes any taxes on any payments made by the Borrower, the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. Upon request by the Bank, the Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date. However, the Borrower will not pay the Bank's net income taxes.

4.7 ADDITIONAL COSTS. The Borrower will pay the Bank, on demand, for the Bank's reasonable costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency. The costs and losses will be allocated to the credit facilities extended under this Agreement in a manner determined by the Bank, using any reasonable method. The costs include the following:

(a)       any reserve or deposit requirements; and

(b) any capital requirements relating to the Bank's assets and commitments for credit.

4.8 INTEREST CALCULATION. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360 day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.

4.9 INTEREST ON LATE PAYMENTS. At the Bank's sole option in each instance, any amount not paid when due under this Agreement (including interest) shall bear interest from the due date at the Reference Rate plus 2.00 percentage points. This may result in compounding of interest.

4.10 DEFAULT RATE. Upon the occurrence and during the continuation of any default under this Agreement, advances under this Agreement will at the option of the Bank bear interest at a rate per annum which is 2.00 percentage points higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default.

5. CONDITIONS The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this Agreement:

5.1 AUTHORIZATIONS. Evidence that the execution, delivery and performance by the Borrower and any Guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

5.2 GOVERNING DOCUMENTS. A copy of the Borrower and each Guarantor's articles of incorporation.

5.3 INSURANCE. Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

5.4 GUARANTIES. Guaranties signed by CompuRoute, Inc. and SVTR, Inc. on the Bank's standard form in an amount as may be reasonably acceptable to the Bank.

5.5 PAYMENT OF FEES. Payment of all accrued and unpaid reasonable expenses incurred by the Bank as required by the paragraph entitled "Reimbursement Costs".

6. REPRESENTATIONS AND WARRANTIES When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation.

6.1 ORGANIZATION OF BORROWER. The Borrower is a corporation duly formed and existing under the laws of the state where organized.

6.2 AUTHORIZATION. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's or Guarantor's powers, have been duly authorized, and do not conflict with any of their respective organizational papers.

6.3 ENFORCEABLE AGREEMENT. This Agreement, and each other agreement or document executed and delivered to the Bank in connection with this Agreement, is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable, except as such enforceability may be subject to or impaired by bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, or other similar laws relating to or affecting the rights of creditors generally.

6.4 GOOD STANDING. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

6.5 NO CONFLICTS. This Agreement does not conflict with any law, material agreement, or material obligation by which the Borrower is bound.

6.6 FINANCIAL INFORMATION. All financial and other information that has been or will be supplied to the Bank is:

(a) sufficiently complete to give the Bank accurate knowledge of the Borrower's and any Guarantor's financial condition in all material respects.

(b)      in form and content reasonably required by the Bank.

(c)      in compliance with all government regulations that apply.

6.7 LAWSUITS. There is no lawsuit, tax claim or other dispute pending or, to the Borrower's knowledge, threatened against the Borrower, which, if lost, would materially impair the Borrower's financial condition or ability to repay the credit facilities extended under this Agreement, except as have been disclosed in writing to the Bank prior to the date of this Agreement.

6.8 PERMITS, FRANCHISES. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged and where the failure to do so would cause a material adverse effect on the financial condition of the Borrower and its subsidiaries, taken as a whole, or would materially affect the ability of the Borrower to repay its obligations to the Bank.

6.9 OTHER OBLIGATIONS. The Borrower is not in default on any obligation for borrowed money (where such default would allow the creditor of Borrower to accelerate the payment of the obligation or to foreclose on any material security for such obligations), any purchase money obligation (where such default would allow the creditor of Borrower to accelerate the payment of the obligation or to foreclose on any material security for such obligation) or any other material lease, commitment, contract, instrument or obligation.

6.10 INCOME TAX RETURNS. The Borrower has no knowledge of any material pending assessments or adjustments of its income tax for any year, except as have been disclosed in writing to the Bank.

6.11 NO EVENT OF DEFAULT. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

6.12     ERISA PLANS.

(a) To the Borrower's knowledge, the Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any material liability with respect to any Plan under Title IV of ERISA.

(b) To the Borrower's knowledge, no reportable event has occurred under Section 4043(b) of ERISA for which the PBGC requires 30 day notice.

(c) To the Borrower's knowledge, no action by the Borrower to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.

(d) No proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and, to the Borrower's knowledge, no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

(e) The following terms have the meanings indicated for purposes of this
    Agreement:

    (i) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

    (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

"PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

    (iv) "Plan" means any employee pension benefit plan maintained or contributed to by the Borrower and insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA.

6.13 LOCATION OF BORROWER. The Borrower's place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrower's signature on this Agreement.

6.14 REPRESENTATIONS CONCERNING THE YEAR 2000. The Borrower is in the process of performing a comprehensive review of its Year 2000 issues and has completed its review of internal systems (information technology ("IT") and non-IT). The majority of the Borrower's application software programs are currently being replaced with Oracle applications which are Year 2000 compliant. The Borrower estimates the status of progress on these internal systems as follows: (a) 50% for IT systems, and (b) 50% for non-IT systems. The Borrower presently believes that with modifications and updates to existing software and the implementation of the Oracle applications, the Year 2000 problem will not pose significant operational problems for the Borrower's internal systems. The Borrower also believes that remediation costs to become Year 2000 compliant, excluding the costs associated with the replacement Oracle applications, are not material. The Borrower is also continuing to verify the Year 2000 readiness of third parties (vendors and customers) with whom the Borrower has material relationships. The Borrower is not able to determine the effect on the Borrower's rules of operations, liquidity, and financial condition in the event the Borrower's material vendors and customers are not Year 2000 compliant. The Borrower will continue to monitor the progress of its material vendors and customers and formulate a contingency plan at that point in time when the Borrower believes a material vendor or customer will not be compliant.

7. COVENANTS The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

7.1 USE OF PROCEEDS. To use the proceeds of the credit only for working capital and general corporate purposes, including capital expenditures and acquisitions.


7.2 FINANCIAL INFORMATION. To provide the following financial information and statements and such additional information as reasonably requested by the Bank from time to time:

(a) Within 90 days of the Borrower's fiscal year end, the Borrower's annual financial statements, including a compliance certificate. These financial statements must be audited (with an unqualified opinion) by a Certified Public Accountant ("CPA") acceptable to the Bank. The statements shall be prepared on a consolidated basis.

(b) Copies of the Borrower's Form 10-K Annual Report within 90 days of fiscal year end.

(c) Copies of the Borrower's Form 10-Q Quarterly Report within 45 days of quarter end.

(d) Within 45 days of the end of each fiscal year and within 30 days after the end of each of the first three fiscal quarters, a Quarterly Compliance Certificate, in form and content reasonably satisfactory to the Bank, (i) certifying that during such quarter and as of the end of such quarter, no defaults exist or existed under this Agreement, or if such defaults exist or existed, specifying such defaults, and (ii) certifying the value of the ratios described in sections 7.3, 7.4, and 7.5 of this Agreement and showing the calculation of such ratios as of the end of such fiscal quarter, in such detail as the Bank may request.

7.3 QUICK RATIO. To maintain on a consolidated basis a ratio of quick assets to current liabilities of at least 1.25:1.00, measured quarterly (outstandings under the revolving line of credit to be including as current liabilities).

"Quick assets" means cash, short-term cash investments, net trade receivables and marketable securities.

7.4 TOTAL LIABILITIES TO TANGIBLE NET WORTH RATIO. To maintain on a consolidated basis a ratio of Total Liabilities to Tangible Net Worth not exceeding 1.00:1.00, measured quarterly.

"Total Liabilities" means the sum of current liabilities plus long term liabilities (including, without limitation, liabilities of the type described in section 7.7(f).

"Tangible net worth" means the gross book value of the Borrower's assets (excluding goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred research and development costs, deferred marketing expenses, and other like intangibles and monies due from affiliates, officers, directors or shareholders of the Borrower) less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets.

7.5 DEBT COVERAGE RATIO. To maintain on a consolidated basis a debt coverage ratio of at least 2.00:1.00, measured quarterly.

"Debt Coverage ratio" means the ratio of cash flow to total interest expense and the current portion of long term debt. "Cash flow" is defined as net income from operations and investments, after taxes, plus total interest expense, depreciation, amortization, any non-recurring charges which are write-offs of any research and development assets purchased as a part of a business acquisition, and other non-cash charges.

This ratio will be calculated at the end of each fiscal quarter, using the results of that quarter and each of the 3 immediately preceding quarters. The current portion of long term debt will be measured as of the last day of the preceding fiscal year.

7.6 NET LOSSES. Borrower is not to incur a net loss (on a consolidated basis) in any two consecutive quarters or on a fiscal year end basis (excluding any non-recurring charges which are write-offs of any research and development assets purchased as a part of a business acquisition, and excluding the losses for the fiscal year 1998, in the approximate amount of $4,593,000, attributable to the discontinued operations of SVTR).

7.7 OTHER DEBTS. Not to have outstanding or incur, or permit any of its consolidated subsidiaries to have outstanding or incur, any direct or contingent debts or lease obligations (other than those to the Bank), or become liable for the debts of others without the Bank's written consent. This does not prohibit:

(a) Acquiring goods, supplies, or merchandise on normal trade credit.

(b) Endorsing negotiable instruments received in the usual course of business.

(c) Obtaining surety bonds in the usual course of business.

(d) Debts, guarantees, and lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank, including, without limitation, those described in Exhibit B, and any refinancings or refundings thereof.

(e) Additional debts secured in full by purchase money security interests or arising pursuant to capital leases or secured by real property, to the extent permitted by section 7.8 below.

(f) Additional unsecured debts, including contingent obligations, of the Borrower which arise from acquisitions of other business permitted under this Agreement, to the extent that the aggregate of the Borrower's and its consolidated subsidiaries' unsecured debt (including contingent obligations) does not exceed Three Million and no/100 Dollars
    ($3,000,000.00) outstanding at any one time.

(g) Prepaid expenses accrued in the ordinary course of business.

(h) Direct or contingent debts or lease obligations consented to by the Bank in writing, in the Bank's sole discretion.

(i) Indebtedness or obligations to any of the wholly-owned domestic subsidiaries of the Borrower.

(j) Guaranties of any of the obligations which are permitted by this Section
    7.7.

7.8 OTHER LIENS. Not to create, assume, or allow, and not to permit any of its consolidated or other wholly-owned subsidiaries to create, assume, or allow, any security interest or lien (including, without limitation, liens on any accounts receivable or inventory and any judicial liens) on property the Borrower or any of its consolidated and other wholly-owned subsidiaries now or later owns, except, on a consolidated basis for the Borrower and its consolidated subsidiaries:

(a) Deeds of trust and security agreements in favor of the Bank.

(b) Liens for taxes, assessments, or governmental charges and levies not yet due (as to which the period of grace, if any, related thereto has not yet expired) or which are being contested in good faith.

(c) Liens outstanding on the date of this Agreement disclosed in writing to the Bank, including, without limitation, those described on Exhibit C.

(d) Additional liens which are purchase money security interests or liens arising pursuant to capital lease obligations or which are liens on real property and lease obligations, to the extent that the aggregate of the Borrower's and its consolidated subsidiaries' secured debt does not exceed Eight Million and no/100 Dollars ($8,000,000.00).

(e) Liens of materialmen, mechanics, carriers, warehousemen, processors, or landlords for labor, materials, supplies, or rentals incurred in the ordinary course of business.

(f) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers compensation, unemployment insurance, or similar legislation and utility deposits.

(g) Liens securing the performance of bids, tenders, statutory obligations, surety and appeal bonds, and other obligations of like nature, incurred in the ordinary course of business.

(h) Liens constituting encumbrances in the nature of zoning restrictions, easements, and rights of restriction of record on the use of real property, which in the aggregate do not materially detract from the value of such property.

(i) Liens consented to by the Bank in writing, in the Bank's sole discretion.

7.9 DIVIDENDS. Not to declare or pay any dividends or distributions on any of its shares except dividends payable in capital stock of the Borrower, and not to purchase, redeem or otherwise acquire for value any of its shares, or create any sinking fund in relation thereto; provided, however, that the foregoing shall not restrict the ability of the Borrower to purchase, redeem, or otherwise acquire for value its shares of stock in connection with (1) the warrant to purchase 39,275 shares of common stock issued to Swartz Investments, Inc., (2) any resolution of the case styled Cerprobe Corporation v. William E. Mayer and Carol Mayer, C. 98-4034, filed in the United States

District Court in and for the Northern District of California, to the extent that such resolution does not require the Borrower to purchase, redeem, or otherwise acquire more than 150,000 shares of the Borrower's capital stock, (3) any employee stock purchase plan, employee stock option plan, or 401(k) plan, or
(4) an effort to avoid dilution of the stock of the Borrower as the result of any stock option plan, as long as, after giving effect to such purchase, redemption, or other acquisition for value, the Borrower remains in compliance with the financial covenants set forth in this Agreement.

7.10   NOTICES TO BANK. To promptly notify the Bank in writing of:

(a) any lawsuit over Five Hundred Thousand and no/100 Dollars ($500,000.00) against the Borrower not adequately covered by insurance;

(b) any substantial dispute between the Borrower or any Guarantor and any government authority;

(c)    any failure to comply with this Agreement;

(d) any material adverse change in the Borrower's or any Guarantor's financial condition or operations taken as a whole;

(e) any change in the Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business;

(f) any investment made, after the date hereof, in any subsidiaries, affiliates, or joint ventures, within 15 days of the date of such investment;

(g) any acquisition of any business (or a substantial portion thereof), whether by purchase of assets or acquisition of stock or otherwise, within 15 days of the date of such acquisition;

(h)    any termination of the business of any Guarantor, other than SVTR.

7.11   BOOKS AND RECORDS. To maintain adequate books and records.

7.12 AUDITS. Upon reasonable prior notice, to allow the Bank and its agents to inspect the Borrower's properties and examine, audit, and make copies of books and records at any reasonable time during normal business hours. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

7.13 COMPLIANCE WITH LAWS. To comply with all material requirements and to comply with the laws, (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business.

7.14 PRESERVATION OF RIGHTS. To maintain and preserve all rights, privileges, and franchises the Borrower now has, the loss of which would have a material adverse effect upon the Borrower and its subsidiaries taken as a whole.

7.15 MAINTENANCE OF PROPERTIES. To make any repairs, renewals, or replacements reasonably necessary to keep the Borrower's properties in good working condition, consistent with past practices of the Borrower.

7.16 COOPERATION. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

7.17   INSURANCE. To maintain insurance as is usual for the business it is in.

7.18 ADDITIONAL NEGATIVE COVENANTS. Not to, without the Bank's written consent:

(a) engage in any business activities substantially different from the Borrower's present business.

(b)  liquidate or dissolve the Borrower's business.

(c)  enter into any consolidation or merger or other combination, unless both
     (i) the Borrower is the surviving entity and (ii) no other default under this Agreement would result therefrom.

(d) lease or dispose of all or a substantial part of the Borrower's business or the Borrower's assets, except in the ordinary course of business.

(e) acquire or purchase a business or substantially all of its assets whether by acquisition or merger, unless (i) the entity being acquired is in a similar or related business or industry; (ii) the acquisition is not considered hostile; (iii) no event of default exists prior to or as a result of the acquisition, and (iv) within 30 days after such acquisition, the Borrower provides the Bank such financial information as the Bank may reasonably request regarding the proposed acquisition.

(f) sell or otherwise dispose of any assets for less than fair market value or enter into any sale and leaseback agreement covering any of its fixed or capital assets, except for the proposed sale and leaseback agreement related to (i) Borrower's Dallas, Texas, facility, or (ii) the Borrower's headquarters located in Gilbert, Arizona.

7.19 ERISA PLANS. To give prompt written notice to the Bank of:

(a) The occurrence of any reportable event under Section 4043(b) of ERISA for which the PBGC requires 30 day notice.

(b) Any action by the Borrower to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA.

(c) Any notice of noncompliance made with respect to a Plan under Section 4041(b) of ERISA.

(d) The commencement of any proceeding with respect to a Plan under Section 4042 of ERISA.

7.20 DEPOSITS. The Borrower shall maintain investments and cash deposits at the Bank or at an affiliate of the Bank in an amount equal to or exceeding the outstanding principal balance of the Term Loan; provided, however, that the Bank or such affiliate of the Bank, as applicable, shall pay the Borrower a reasonable amount of interest with respect to such investments and cash deposits.

7.21 INVESTMENTS IN SUBSIDIARIES. The aggregate investments of the Borrower made after the date hereof in entities which are subsidiaries, affiliates, or joint ventures, but which are not Guarantors, shall not at any time exceed $10,000,000.

7.22 OUT OF DEBT PERIOD. During each period of 12 consecutive calendar months, the aggregate outstanding principal amount of the line of credit described in
Article 1 of this Agreement shall be $0.00 for each of 30 consecutive days in such period of 12 calendar months.

8. HAZARDOUS WASTE The Borrower will indemnify and hold harmless the Bank from any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrower's property or operations or property leased to the Borrower. The indemnity includes but is not limited to reasonable attorney's fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. For these purposes, the term "hazardous substances" means any substance which is or becomes designated as "hazardous" or "toxic" under any federal, state or local law. This indemnity will survive repayment of the Borrower's obligations to the Bank.

9. DEFAULT If any of the following events occur, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled "Bankruptcy" below with respect to the Borrower, the entire debt outstanding under this Agreement will automatically be due immediately.

9.1 FAILURE TO PAY. The Borrower fails to make any payment of principal or interest due under this Agreement within two (2) days of the date when due; or the Borrower fails to make any other payment under this Agreement within five (5) days of the date when due.

9.2 FALSE INFORMATION. The Borrower or any Guarantor has given the Bank information or representations that are false or misleading in any material respects.

9.3 BANKRUPTCY. The Borrower or any Guarantor files a bankruptcy petition, a bankruptcy petition is filed against the Borrower or any Guarantor, or the Borrower or any Guarantor makes a general assignment for the benefit of creditors and, in the case of an involuntary bankruptcy, such filing is not dismissed within 60 days of such filing.

9.4 RECEIVERS. A receiver or similar official is appointed for the Borrower's or any Guarantor's business, or the business of the Borrower is terminated.

9.5 LAWSUITS. Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against the Borrower in an aggregate amount of Five Hundred Thousand and no/100 Dollars ($500,000.00) or more in excess of any insurance coverage.

9.6 JUDGMENTS. Any judgments or arbitration awards are entered against the Borrower or any Guarantor, or the Borrower or any Guarantor enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Five Hundred Thousand and no/100 Dollars ($500,000.00) or more in excess of any insurance coverage, and any such judgment or award shall continue undischarged, unstayed, or unbonded for a period of 60 days.

9.7 GOVERNMENT ACTION. Any government authority takes action that the Bank believes materially adversely affects the Borrower's and the Guarantors', taken as a whole, financial condition or ability to repay its obligations to the Bank under this Agreement or any guarantee of obligations under this Agreement.

9.8 MATERIAL ADVERSE CHANGE. A material adverse change occurs in the Borrower's and the Guarantors', taken as a whole, financial condition, properties or prospects, or ability to repay the extensions of credit under this Agreement.

9.9 CROSS-DEFAULT. Any default occurs under any agreement in connection with any credit the Borrower or any Guarantor has obtained from anyone else or which the Borrower or any Guarantor has guaranteed, and such creditor has the right to accelerate such credit or to foreclose on any material collateral therefor.

9.10 DEFAULT UNDER RELATED DOCUMENTS. Any guaranty or other document required by this Agreement is violated or no longer in effect, as the result of any action by any party other than the Bank.

9.11 OTHER BANK AGREEMENTS. The Borrower or any Guarantor fails to meet the conditions of, or fails to perform any material obligation under any other material agreement the Borrower or Guarantor has with the Bank or any affiliate of the Bank.

9.12 ERISA PLANS. The occurrence of any one or more of the following events with respect to the Borrower, provided such event or events could reasonably be expected, in the reasonable judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower and its subsidiaries, taken as a whole, with respect to a Plan:

(a) A reportable event shall occur with respect to a Plan which is, in the reasonable judgment of the Bank, likely to result in the termination of such Plan for purposes of Title IV or ERISA.

(b) Any Plan termination (or commencement of proceedings to terminate a Plan) or the Borrower's full or partial withdrawal from a Plan.

9.13 OTHER BREACH UNDER AGREEMENT. The Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article, and, if such failure is susceptible of being cured, such failure is not cured within 30 days of the earlier of (a) the earliest date on which the Borrower knew or reasonably should have known of such failure, and (b) the date on which the Bank notifies the Borrower of such failure.

10.       ENFORCING THIS AGREEMENT; MISCELLANEOUS

10.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

10.2      ARIZONA LAW. This Agreement is governed by Arizona law.

10.3 SUCCESSORS AND ASSIGNS. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

10.4      ARBITRATION.

(a) This section concerns the resolution of any controversies or claims between the Borrower and the Bank, including but not limited to those that arise from:

          (i) This Agreement (including any renewals, extensions or modifications of this Agreement);

          (ii) Any document, agreement or procedure related to or delivered in connection with this Agreement;

          (iii)     Any violation of this Agreement; or

          (iv) Any claims for damages resulting from any business conducted between the Borrower and the Bank, including claims for injury to persons, property or business interests (torts).

(b) At the request of the Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by Arizona law.

(c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration.

(d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this section is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this section is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

(e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

(f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

(g) This provision does not limit the right of the Borrower or the Bank to:

          (i)       exercise self-help remedies such as setoff;

          (ii) foreclose against or sell any real or personal property collateral; or

          (iii) act in a court of law, before, during or after the arbitration proceeding to obtain:

                    (A)       an interim remedy; and/or

                    (B)       additional or supplementary remedies.

(h) The pursuit of or a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrower or the Bank, including the suing party to submit the controversy or claim to arbitration if the other party contests the lawsuit.

(i) If the Bank forecloses against any real property securing this Agreement, the Bank has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by judicial foreclosure.

10.5 SEVERABILITY; WAIVERS. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

10.6 ATTORNEYS' FEES. The Borrower shall reimburse the Bank for any reasonable costs and reasonable attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and including any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover reasonable costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. As used in this section, "attorneys' fees" includes the allocated costs of in-house counsel.

10.7 ONE AGREEMENT. This Agreement and any related security or other agreements required by this Agreement, collectively:

(a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit; and

(b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

10.8 EXCHANGE OF INFORMATION. The Borrower agrees that the Bank may exchange financial information about the Borrower with BankAmerica Corporation affiliates and other related entities.

10.9 USURY LAWS. This section covers the transactions described in this Agreement and any other agreements with the Bank or its affiliates executed in connection with this Agreement, to the extent they are subject to the Arizona usury laws (the "Transactions"). The Borrower understands and believes that the Transactions comply with the Arizona usury laws. However, if any interest or other charges paid or payable in connection with the Transactions are ever determined to exceed the maximum amount permitted by law, the Borrower agrees that:

(a) the amount of interest or other charges payable by the Borrower pursuant to the Transactions shall be reduced to the maximum amount permitted by law; and

(b) any excess amount previously collected from the Borrower in connection with the Transactions which exceeded the maximum amount permitted by law will be credited against the then outstanding principal balance. If the outstanding principal balance has been repaid in full, the excess amount paid will be refunded to the Borrower.

All fees, charges, goods, things in action or any other sums or things of value, other than interest at the interest rate described in this Agreement, paid or payable by the Borrower (collectively the "Additional Sums"), that may be deemed to be interest with respect to the Transactions, shall, for the purpose of any laws of the State of Arizona that may limit the maximum amount of interest to be charged with respect to the Transactions, be payable by Borrower as, and shall be deemed to be, additional interest. For such purposes only, the agreed upon and "contracted for rate of interest" of the Transactions shall be deemed to be increased by the rate of interest resulting from the Additional Sums.

10.10 NOTICES. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.

10.11 HEADINGS. Article and section headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

10.12 COUNTERPARTS. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

10.13 TERMINATION. Notwithstanding any provision of this Agreement, this Agreement may be terminated by the Borrower provided that the Borrower pays all principal, interest, and other sums and fees then outstanding under this Agreement.

This Agreement is executed as of the date stated at the top of the first page.



BANK OF AMERICA NATIONAL TRUST AND          CERPROBE CORPORATION
SAVINGS ASSOCIATION

/s/Kathleen Sowa                            /s/Randal L. Buness
--------------------                        ------------------------
                                            Name:  RANDAL L. BUNESS
                                            Title: VICE PRESIDENT & CFO
By: Kathleen Sowa, Vice President
                                            ------------------------
                                            Name:
                                            Title:

Address where notices to the Bank           Address where notices to the
are to be sent:                             Borrower are to be sent:

Phoenix Commercial & Industrial, #8211      1150 North Fiesta Blvd.
101 North First Avenue                      Gilbert, Arizona 85233-2237
Phoenix, Arizona 85003
                                            with a copy to:

                                            O'Connor Cavanagh
                                            One East Camelback Road, Suite 1100
                                            Phoenix, Arizona 85012
                                            Attention: Karl A. Freeburg, Esq.
                                            Facsimile No.: (602) 263-2900

                                   EXHIBIT A

[BANK OF AMERICA LOGO]

                                                  SECURITY AGREEMENT (EQUIPMENT)
-------------------------------------------------------------------------------


     THIS SECURITY AGREEMENT (this "Agreement") is entered into as of December , 1998, between CERPROBE CORPORATION (the "Borrower") and BANK OF AMERICA
NATIONAL TRUST AND SAVINGS ASSOCIATION (the "Bank").

1. THE SECURITY. The Borrower hereby assigns and grants to the Bank a security interest in the following described property ("Collateral"):

A.    All of the machinery, furniture, fixtures and other equipment of every type which is purchased or financed with, or for the purchase of which the Borrower is reimbursed for with, the proceeds of the Term Loan
      as defined in the Business Loan Agreement, dated as of December   , 1998,
      between the Borrower and the Bank, as amended from time to time (the "Loan Agreement"), including, without limitation, the equipment and other property listed on Exhibit A attached hereto and incorporated herein, together with any and all replacements thereof and substitutions therefor.

B . All documents now owned or hereafter acquired by Borrower covering any of the above-described property.

C. All rights under contracts of insurance now owned or hereafter acquired by Borrower covering any of the above-described property.

D. All proceeds, product, rents and profits now owned or hereafter acquired by Borrower of any of the above-described property.

2. THE INDEBTEDNESS. The Collateral secures and will secure all Indebtedness of Borrower to Bank. For the purpose of this Agreement, "Indebtedness" means all of the Borrower's obligations under the Loan Agreement with respect to the Term Loan (as such term is defined in the Loan Agreement).

3. BORROWER'S COVENANTS. Borrower covenants and warrants that unless compliance is waived by Bank in writing:

A. Borrower will properly preserve the Collateral; defend the Collateral against any adverse claims and demands; and keep accurate books and records relating to the Collateral (the "Books and Records"), time during normal business hours for the purpose of examination and for the purpose of making copies of any portion thereof.)

B. Borrower has notified Bank in writing of, and will notify Bank in writing prior to any change in, the locations of (i) Borrower's place of business or Borrower's chief executive office if Borrower has more than one place of business, and (ii) any Collateral, including the Books and Records.

C. Borrower will notify Bank in writing prior to any change in Borrower's name, identity or organizational documents.

D. Borrower will maintain and keep in force insurance covering Collateral designated by Bank against fire and extended coverages. Such insurance shall require losses to be paid on a replacement cost basis, be issued by insurance companies reasonably acceptable to Bank and include a loss payable endorsement in favor of Bank in a form acceptable to Bank.

E. Borrower has not granted and will not grant any security interest in any of the Collateral except to Bank, and will keep the Collateral free of all liens, claims, security interests and encumbrances of any kind or nature except the security interest of Bank and other liens permitted by
     Section 7.8 of the Loan Agreement.

F. Borrower will not sell, lease, agree to sell or lease, or otherwise dispose of any Collateral or remove any Collateral from Borrower's place of business except with the prior written consent of Bank, except for any obsolete equipment having a value of less than $5,000.00 disposed of or sold in the ordinary course of Borrower's business.

G. Borrower will promptly notify Bank in writing of any event which materially affects the value of any Collateral, the ability of Borrower or Bank to dispose of any Collateral, or the rights and remedies of Bank in relation thereto, including, but not limited to, the levy of any legal process against any Collateral.

H. If any Collateral is or becomes the subject of any registration certificate or negotiable document of title, including any warehouse receipt or bill of lading, Borrower shall immediately deliver such document to Bank.

I. Borrower will not attach any Collateral to any real property or fixture in a manner which might cause such Collateral to become a part thereof unless Borrower first obtains the written consent of any owner, holder of any lien on the real property or fixture, or other person having an interest in such property to the removal by Bank of the Collateral from such real property or fixture. Such written consent shall be in form and substance acceptable to Bank and shall provide that Bank has no liability to such owner, holder of any lien, or any other person.

4. ADDITIONAL OPTIONAL REQUIREMENTS. Borrower agrees that Bank may at its option at any time, whether or not Borrower is in default:

A. Require Borrower to deliver to Bank (i) copies of or extracts from the Books and Records, and (ii) information on any contracts or other matters affecting the Collateral.

B. Examine the Collateral, including the Books and Records, and make copies of or extracts from the Books and Records, and for such purposes enter at any reasonable time upon the property where any Collateral or any Books and Records are located in accordance with Section 3A. above.

C. Notify any person of Bank's interest in the Collateral to the extent necessary to continue the perfection or priority of the security interest of Bank in the Collateral.

D. After a default under this Agreement or the Loan Agreement, demand and collect any proceeds of the Collateral. In connection therewith Borrower irrevocably authorizes Bank to endorse or sign Borrower's name on all checks, drafts, collections, receipts and other documents, and to take possession of and open the mail addressed to Borrower and remove therefrom any proceeds of the Collateral.

5.   DEFAULTS. Any one or more of the following shall be a default hereunder:

A. Borrower fails to make any payment of principal or interest due under the Loan Agreement within two

      (2) days of the date when due; or the Borrower fails to make any other payment of Indebtedness within five (5) days of the date when due.

B. Borrower breaches any term, provision, material warranty or material representation under this Agreement not specifically referred to in this
      Section 5, and, if such breach is susceptible of being cured, such breach is not cured within thirty (30) days of the earlier of (i) the earliest date on which the Borrower knew or reasonably should have known of such breach, and (ii) the date on which the Borrower notifies the Bank of such breach; or Borrower breaches any term, provision, material warranty, or material representation under any other obligation of Borrower to Bank, and such breach is not cured within any applicable cure period.


C. Any custodian, receiver or trustee is appointed to take possession, custody or control of all or a substantial portion of the property of Borrower or of any guarantor of any Indebtedness.

D. Borrower or any guarantor of any Indebtedness becomes insolvent, or is generally not paying or admits in writing its inability to pay its debts as they become due, fails in business, makes a general assignment for the benefit of creditors, dies or commences any case, proceeding or other action under any bankruptcy or other law for the relief of, or relating to, debtors and, in the case of the commencement of an involuntary bankruptcy proceeding, such proceeding is not dismissed within 60 days of the filing thereof.

E. Any case, proceeding or other action is commenced against Borrower or any guarantor of any Indebtedness under any bankruptcy or other law for the relief of, or relating to, debtors and, in the case of the commencement of an involuntary bankruptcy proceeding, such proceeding is not dismissed within 60 days of the filing thereof.

F. Any involuntary lien of any kind or character attaches to any material portion of the Collateral.

G. Any financial statements, certificates, schedules, or other information now or hereafter furnished by Borrower to Bank proves false or incorrect in any material respect.


6. BANK'S REMEDIES AFTER DEFAULT. In the event of any default Bank may do any one or more of the following:

A. Declare any Indebtedness immediately due and payable, without notice or demand.

B. Enforce the security interest given hereunder pursuant to the Arizona Uniform Commercial Code and any other applicable law.

C. Require Borrower to assemble the Collateral, including the Books and Records, and make them available to Bank at a place designated by Bank.

D. Enter upon the property where any Collateral, including any Books and Records, are located and take possession of such Collateral and such Books and Records, and use such Collateral and such Books and Records relating thereto, if Bank deems such use necessary or advisable in order to take possession of, hold, preserve, process, assemble, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral.

E. Grant extensions and compromise or settle claims for less than face value relating to any proceeds of the Collateral, all without prior notice to Borrower.

F. Use or transfer any of Borrower's rights and interests in any Intellectual Property now owned or hereafter acquired by Borrower, if Bank deems such use or transfer necessary or advisable in order to take possession of, hold, preserve, process, assemble, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral. Borrower agrees that any such use or transfer shall be without any additional consideration to Borrower. As used in this paragraph, "Intellectual Property" includes, but is not limited to, all trade secrets, computer software, service marks, trademarks, trade names, trade styles, copyrights, patents, applications for any of the foregoing, customer lists, working drawings, instructional manuals, and rights in processes for technical manufacturing, packaging and labeling, in which Borrower has any right or interest, whether by ownership, license, contract or otherwise.

G. Have a receiver appointed by any court of competent jurisdiction to take possession of the Collateral.

H. Take such measures as Bank may deem necessary or advisable to take possession of, hold, preserve, process, assemble, insure, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral, and Borrower hereby irrevocably constitutes and appoints Bank as Borrower's attorney-in-fact to perform all acts and execute all documents in connection therewith.

7.   MISCELLANEOUS

A. Any waiver, express or implied, of any provision hereunder and any delay or failure by Bank to enforce any provision shall not preclude Bank from enforcing any such provision thereafter.

B. Borrower shall, at the reasonable request of Bank, execute such other agreements, documents, instruments or financing statements in connection with this Agreement as Bank may reasonably deem necessary. A carbon, photostat or other reproduction of this Agreement or any financing statement is sufficient as a financing statement.

C. All notes, security agreements, subordination agreements and other documents executed by Borrower or furnished to Bank in connection with this Agreement must be in form and substance reasonably satisfactory to Bank.

D. This Agreement shall be governed by and construed according to the laws of the State of Arizona, to the jurisdiction of which the parties hereto submit.

E. All rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law. Any single or partial exercise of any right or remedy shall not preclude the further exercise thereof or the exercise of any other right or remedy.

F. All terms not defined herein are used as set forth in the Arizona Uniform Commercial Code.

G. In the event of any action by Bank to enforce this Agreement or to protect the security interest of Bank in the Collateral, or to preserve, process, assemble, insure, prepare for sale of lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral, Borrower agrees to pay immediately all reasonable costs and expenses thereof, together with reasonable attorney's fees and allocated costs for in-house legal services.

BANK OF AMERICA NATIONAL TRUST
AND SAVINGS ASSOCIATION


_________________________________
Kathleen P. Sowa, Vice President

CERPROBE CORPORATION




____________________________
Name:
Title:

[BANK OF AMERICA LOGO]                                         PAYMENT GUARANTY



                                                 Borrower: Cerprobe Corporation


                                                    Guarantor: CompuRoute, Inc.
-------------------------------------------------------------------------------

(1) For valuable consideration, the undersigned ("Guarantor") unconditionally guarantees and promises to pay to Bank of America National Trust and Savings Association ("Bank"), or order, on demand, in lawful money of the United States, any and all indebtedness of Cerprobe Corporation, a Delaware corporation ("Borrower") to Bank. The word "indebtedness" is used herein in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of Borrower, heretofore, now, or hereafter made, incurred or created, whether voluntary or involuntary arising pursuant to the Business Loan Agreement of December__, 1998, executed by Borrower and Bank, or any document executed in connection therewith, as such loan agreement and other documents may be amended, modified, extended, or renewed from time to time (said loan agreement, together with such other documents, as amended, modified, extended, or renewed from time to time are collectively referred to herein as the "Loan Documents"), whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether Borrower may be liable individually or jointly with others, or whether recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, or whether such indebtedness may be or hereafter become otherwise unenforceable.

(2) The liability of Guarantor under this Guaranty (exclusive of liability under any other guaranties executed by Guarantor) shall not exceed at any one time the total of (a) Thirteen Million and No/100 Dollars ($13,000,000.00), for the principal amount of the indebtedness and (b) all interest, fees, and other reasonable costs and expenses relating to or arising out of the indebtedness or such part of the indebtedness as shall not exceed the foregoing limitation. Bank may permit the indebtedness of Borrower to exceed Guarantor's liability, and may apply any amounts received from any source, other than from Guarantor, to the unguaranteed portion of Borrower's indebtedness. Any payment by Guarantor shall not reduce their maximum obligation hereunder, unless written notice to that effect be actually received by Bank at or prior to the time of such payment.

(3) The obligations hereunder are joint and several, and independent of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against Guarantor whether action is brought against Borrower or whether Borrower be joined in any such action or actions and regardless of whether a trustee's sale is held under any deed of trust, if any, securing the indebtedness or regardless of whether a judicial foreclosure sale is held if any deed of trust, if any, securing the indebtedness is judicially foreclosed as a mortgage. Guarantor waives the benefit of any statute of limitations affecting their liability hereunder.

(4) Guarantor authorizes Bank, without notice or demand and without affecting their liability hereunder, from time to time, either before or after revocation hereof, to (a) renew, compromise, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of the indebtedness or any part thereof, including increase or decrease of the rate of interest thereon; (b) receive and hold security for the payment of this Guaranty or the indebtedness guaranteed, and exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any such security; (c) apply such security and direct the order or manner of sale thereof as Bank in its discretion may determine, except to the extent specifically prohibited by law; and (d) release or substitute any one or more of the endorsers or Guarantor.

(5) Guarantor waives any right to require Bank to (a) proceed against Borrower; (b) proceed against or exhaust any security held from Borrower; or (c) pursue any other remedy in Bank's power whatsoever. Guarantor waives any defense arising by reason of any disability or other defense of Borrower, or the cessation from any cause whatsoever of the liability of Borrower, or any claim that Guarantor's obligations exceed or are more burdensome than those of Borrower. Guarantor waives any benefit of the provisions of Arizona Revised Statutes Sections 12-1641 and 12-1642 et seq., and Rule 17(f) of the Arizona Rules of Civil Procedures, which set forth certain rights and obligations among guarantors, debtors and creditors, to the extent applicable. Guarantor waives any right of subrogation, reimbursement, indemnification, and contribution (contractual, statutory or otherwise), including without limitation, any claim or right of subrogation under the Bankruptcy

      Code (Title 11 of the U.S. Code) or any successor statute, arising from the existence or performance of this Guaranty and Guarantor waives any right to enforce any remedy which Bank now has or may hereafter have against Borrower, and waives any benefit of, and any right to participate in, any security now or hereafter held by Bank. Bank may foreclose, either by judicial foreclosure or by exercise of power of sale, any deed of trust securing the indebtedness, and, even though the foreclosure may destroy or diminish Guarantor's rights against Borrower, Guarantor shall be liable to Bank for any part of the indebtedness remaining unpaid after the foreclosure. Guarantor waives any benefit of any statutory provision limiting the right of Bank to recover a deficiency judgment, or to otherwise proceed, against any person or entity obligated for payment of the indebtedness, after any judicial foreclosure sale or trustee's sale of any collateral securing the indebtedness including, without limitation, the benefits, if any, of Arizona Revised Statutes Section 33-814, except to the extent otherwise required by law. Guarantor waives any homestead or exemption rights. Guarantor waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance of this Guaranty and of the existence, creation, or incurring of new or additional indebtedness.

(6) Guarantor acknowledges and agrees that it shall have the sole responsibility for obtaining from Borrower such information concerning Borrower's financial conditions or business operations as Guarantor may require, and that Bank has no duty at any time to disclose to Guarantor any information relating to the business operations or financial conditions of Borrower.

(7) In addition to Bank's rights of setoff, to secure all of Guarantor's obligations hereunder, Guarantor assigns and grants to Bank a security interest in all moneys, securities and other property of Guarantor now or hereafter in the possession of Bank, and all deposit accounts of Guarantor maintained with Bank, and all proceeds thereof. Upon material default or material breach of any of Guarantor's obligations to Bank, Bank may apply any deposit account to reduce the indebtedness, and may foreclose any collateral as provided in the Uniform Commercial Code and in any security agreements between Bank and Guarantor.

(8) Any obligations of Borrower or Guarantor, nor or hereafter existing, including but not limited to any obligations to Guarantor as subrogees of Bank or resulting from Guarantor's performance under this Guaranty, are hereby subordinated to the indebtedness. Such obligations of Borrower to Guarantor if Bank so requests shall be enforced and performance received by Guarantor as trustee for Bank and the proceeds thereof shall be paid over to Bank on account of the indebtedness of Borrower to Bank, but without reducing or affecting in any manner the liability of Guarantor under the provisions of this Guaranty.

(9) This Guaranty shall automatically terminate upon payment of all obligations under the Loan Documents and cancellation of the Loan Documents.

(10) It is not necessary for Bank to inquire into the powers of Borrower or of the officers, directors, or agents acting or purporting to act on behalf of Borrower, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

(11) Bank may, without notice to Guarantor and without affecting Guarantor's obligations hereunder, assign the indebtedness and this Guaranty, in whole or in part. Guarantor agrees that Bank may disclose to any prospective purchaser and any purchaser of all or part of the indebtedness any and all information in Bank's possession concerning Guarantor, this Guaranty and any security for this Guaranty.

(12) Guarantor agrees to pay all reasonable attorneys' fees, the reasonable allocated costs of Bank's in-house counsel, and all other reasonable costs and expenses which may be incurred by Bank in the enforcement of this Guaranty, including without limitation all reasonable costs and necessary disbursements in any legal action or arbitration proceeding.

(13) This Guaranty shall be governed by and construed according to the laws of the State of Arizona, to the jurisdiction of which the parties hereto submit.

(14) (a) Any controversy or claim between or among the parties, including but not limited to those arising out of or relating to this Guaranty or any agreements or instruments relating hereto or delivered in connection herewith and any claim based on or arising from an alleged tort, shall at the request of any party be determined by arbitration. The arbitration shall be conducted in accordance with the United States Arbitration

     Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Guaranty, and under the Commercial Rules of the American Arbitration Association ("AAA"). The arbitrator(s) shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator(s). Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

     (b) No provision of this paragraph shall limit the right of any party to this Guaranty to exercise self-help remedies such as setoff, to foreclose against or sell any real or personal property collateral or security, or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of either party to resort to arbitration. At Bank's option, foreclosure under a deed of trust or mortgage may be accomplished either by exercise of power of sale under the deed of trust or mortgage or by judicial foreclosure.


Executed this            day of                 , 1998.
              ----------        ----------------



CompuRoute, Inc.

By: /s/  Randal L. Buness
   ----------------------

Name:  Randal L. Buness
     --------------------

Title:   CFO
      -------------------


Dallas, Texas
Tax I.D. No.: 91-1752910


Address for notices to Bank:
Bank of America National Trust and Savings Association
Phoenix C&I, Unit #8211
101 North First Avenue
Phoenix, Arizona 85003

[BANK OF AMERICA LOGO]
                                                                PAYMENT GUARANTY
                                                  Borrower: Cerprobe Corporation
                                                           Guarantor: SVTR, Inc.




(1) For valuable consideration, the undersigned ("Guarantor") unconditionally guarantees and promises to pay to Bank of America National Trust and Savings Association ("Bank"), or order, on demand, in lawful money of the United States, any and all indebtedness of Cerprobe Corporation, a Delaware corporation ("Borrower") to Bank. The word "indebtedness" is used herein in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of Borrower, heretofore, now, or hereafter made, incurred or created, whether voluntary or involuntary arising pursuant to the Business Loan Agreement of December
          , 1998, executed by Borrower and Bank, or any document executed in connection therewith, as such loan agreement and other documents may be amended, modified, extended, or renewed from time to time (said loan agreement, together with such other documents, as amended, modified, extended, or renewed from time to time are collectively referred to herein as the "Loan Documents"), whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether Borrower may be liable individually or jointly with others, or whether recovery upon such indebtedness may be or hereafter become barred by any statue of limitations, or whether such indebtedness may be or hereafter become otherwise unenforceable.

(2) The liability of Guarantor under this Guaranty (exclusive of liability under any other guaranties executed by Guarantor) shall not exceed at any one time the total of (a) Thirteen Million and No/100 Dollars ($13,000,000.00), for the principal amount of the indebtedness and (b) all interest, fees, and other reasonable costs and expenses relating to or arising out of the indebtedness or such part of the indebtedness as shall not exceed the foregoing limitation. Bank may permit the indebtedness of Borrower to exceed Guarantor's liability, and may apply any amounts received from any source, other than from Guarantor, to the unguaranteed portion of Borrower's indebtedness. Any payment by Guarantor shall not reduce their maximum obligation hereunder, unless written notice to that effect be actually received by Bank at or prior to the time of such payment.

(3) The obligations hereunder are joint and several, and independent of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against Guarantor whether action is brought against Borrower or whether Borrower be joined in any such action or actions and regardless of whether a trustee's sale is held under any deed of trust, if any, securing the indebtedness or regardless of whether a judicial foreclosure sale is held if any deed of trust, if any, securing the indebtedness is judicially foreclosed as a mortgage. Guarantor waives the benefit of any statute of limitations affecting their liability hereunder.

(4) Guarantor authorizes Bank, without notice or demand and without affecting their liability hereunder, from time to time, either before or after revocation hereof, to (a) renew, compromise, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of the indebtedness or any part thereof, including increase or decrease of the rate of interest thereon; (b) receive and hold security for the payment of this Guaranty or the indebtedness guaranteed, and exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any such security; (c) apply such security and direct the order or manner of sale thereof as Bank in its discretion may determine, except to the extent specifically prohibited by law; and (d) release or substitute any one or more of the endorsers or Guarantor.

(5) Guarantor waives any right to require Bank to (a) proceed against Borrower; (b) proceed against or exhaust any security held from Borrower; or (c) pursue any other remedy in Bank's power whatsoever. Guarantor waives any defense arising by reason of any disability or other defense of Borrower, or the cessation from any cause whatsoever of the liability of Borrower, or any claim that Guarantor's obligations exceed or are more burdensome than those of Borrower. Guarantor waives any benefit of the provisions of Arizona Revised Statutes Sections 12-1641 and 12-1642 et seq., and Rule 17(f) of the Arizona Rules of Civil Procedures, which set forth certain rights and obligations among guarantors, debtors and creditors, to the extent applicable. Guarantor waives any right of subrogation, reimbursement, indemnification, and contribution (contractual, statutory or otherwise), including without limitation, any claim or right of subrogation under the Bankruptcy

         Code (Title 11 of the U.S. Code) or any successor statute, arising from the existence or performance of this Guaranty and Guarantor waives any right to enforce any remedy which Bank now has or may hereafter have against Borrower, and waives any benefit of, and any right to participate in, any security now or hereafter held by Bank. Bank may foreclose, either by judicial foreclosure or by exercise of power of sale, any deed of trust securing the indebtedness, and, even though the foreclosure may destroy or diminish Guarantor's rights against Borrower, Guarantor shall be liable to Bank for any part of the indebtedness remaining unpaid after the foreclosure. Guarantor waives any benefit of any statutory provision limiting the right of Bank to recover a deficiency judgment, or to otherwise proceed, against any person or entity obligated for payment of the indebtedness, after any judicial foreclosure sale or trustee's sale of any collateral securing the indebtedness including, without limitation, the benefits, if any, of Arizona Revised Statutes Section 33-814, except to the extent otherwise required by law. Guarantor waives any homestead or exemption rights. Guarantor waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance of this Guaranty and of the existence, creation, or incurring of new or additional indebtedness.

(6) Guarantor acknowledges and agrees that it shall have the sole responsibility for obtaining from Borrower such information concerning Borrower's financial conditions or business operations as Guarantor may require, and that Bank has no duty at any time to disclose to Guarantor any information relating to the business operations or financial conditions of Borrower.

(7) In addition to Bank's rights of setoff, to secure all of Guarantor's obligations hereunder, Guarantor assigns and grants to Bank a security interest in all moneys, securities and other property of Guarantor now or hereafter in the possession of Bank, and all deposit accounts of Guarantor maintained with Bank, and all proceeds thereof. Upon material default or material breach of any of Guarantor's obligations to Bank, Bank may apply any deposit account to reduce the indebtedness, and may foreclose any collateral as provided in the Uniform Commercial Code and in any security agreements between Bank and Guarantor.

(8) Any obligations of Borrower to Guarantor, now or hereafter existing, including but not limited to any obligations to Guarantor as subrogees of Bank or resulting from Guarantor's performance under this Guaranty, are hereby subordinated to the indebtedness. Such obligations of Borrower to Guarantor if Bank so requests shall be enforced and performance received by Guarantor as trustee for Bank and the proceeds thereof shall be paid over to Bank on account of the indebtedness of Borrower to Bank, but without reducing or affecting in any manner the liability of Guarantor under the provisions of this Guaranty.

(9) This Guaranty shall automatically terminate upon payment of all obligations under the Loan Documents and cancellation of the Loan Documents.

(10) It is not necessary for Bank to inquire into the powers of Borrower or of the officers, directors, or agents acting or purporting to act on behalf of Borrower, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

(11) Bank may, without notice to Guarantor and without affecting Guarantor's obligations hereunder, assign the indebtedness and this Guaranty, in whole or in part. Guarantor agrees that Bank may disclose to any prospective purchaser and any purchaser of all or part of the indebtedness any and all information in Bank's possession concerning Guarantor, this Guaranty and any security for this Guaranty.

(12) Guarantor agrees to pay all reasonable attorneys' fees, the reasonable allocated costs of Bank's in-house counsel, and all other reasonable costs and expenses which may be incurred by Bank in the enforcement of this Guaranty, including without limitation all reasonable costs and necessary disbursements in any legal action or arbitration proceeding.

(13) This Guaranty shall be governed by and construed according to the laws of the State of Arizona, to the jurisdiction of which the parties hereto submit.

(14)     (a)      Any controversy or claim between or among the parties,
         including but not limited to those arising out of or relating to this Guaranty or any agreements or instruments relating hereto or delivered in connection herewith and any claim based on or arising from an alleged tort, shall at the request of any party be determined by arbitration. The arbitration shall be conducted in accordance with the United States Arbitration

     Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Guaranty, and under the Commercial Rules of the American Arbitration Association ("AAA"). The arbitrator(s) shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator(s). Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

     (b) No provision of this paragraph shall limit the right of any party to this Guaranty to exercise self-help remedies such as setoff, to foreclose against or sell any real or personal property collateral or security, or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of either party to resort to arbitration. At Bank's option, foreclosure under a deed of trust or mortgage may be accomplished either by exercise of power of sale under the deed of trust or mortgage or by judicial foreclosure.


Executed this         day of            , 1998.
             ---------       -----------

SVTR, Inc.
By: /s/ Randal L. Buness
    --------------------

Name: RANDAL L. BUNESS

Title: CFO


Tax I.D. No.: 66-0516446

Address for notices to Bank:
Bank of America National Trust and Savings Association
Phoenix C&I, Unit #8211
101 North First Avenue
Phoenix, Arizona 85003